EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) dated as of September 30, 2011 is entered into by and between Guy A. Archbold (“Employee”) and Rackwise, Inc. (“Employer”).

IN CONSIDERATION of the mutual promises set forth below, Employee and Employer hereby agree as follows:

1.
Agreement to Perform Services:  Employer hereby agrees to employ Employee, and Employee hereby agrees to provide services to Employer in the position of Chief Executive Officer, President, and Chairman of the Board of Directors upon the terms and conditions hereinafter set forth below.

2.
Employee’s Duties and Responsibilities: Employee’s duties and responsibilities shall generally include all rights, duties and responsibilities customarily associated with the executive position of Chief Executive Officer, President and Director.  During the term of this Agreement, Employee shall report directly to the Board of Directors of the Employer.  Any change of Employee’s position, rights, responsibilities, duties, reporting obligations, compensation, benefits or job description or any change in the control or ownership of the Employer, without the express written consent of Employee, shall constitute a material breach of this Agreement and, at the discretion of Employee, may be treated as a constructive termination of the employment relationship without just cause subject to all the rights and obligation associated with the termination provisions provided in this Agreement.  Employee shall have the following specific duties and obligations:

a.	Oversee all aspects of the management, operations, and finances of the Employer;

b.	Receive regular and direct reports from all executive officers of the Employer;

c.	Advise the Board of Directors regarding all aspects of the management, operations and finances of the Employer;

d.	Direct, as a primary resource, all communications regarding the affairs of the Employer to the media, community and industry resources and all other outside concerns;

e.	Develop and advance meaningful vision, strategies and objectives that drive and direct all aspects and affairs of the Employer; and

f.	Motivate all officers, managers and employees in the development of an appropriate business culture and ethic.

3.
Agreement Term:  Employee shall be employed for the period of three years beginning September 30, 2011 and ending September 30, 2014.  Thereafter the employment relationship will renew automatically from year to year unless terminated upon delivery of written notice of termination by either party to the other at least 30 days prior to the end of the then existing term.

4.
Termination for Just Cause.  It is expressly understood by and between the parties that during the term of this Agreement, including any renewals thereof, the employment relationship with Employee may only be terminated for just cause.  As used in this Agreement “just cause” means the Employer offers clear and convincing evidence that Employee has engaged in conduct that has caused serious and irreparable harm to the Employer and its business interests.

a.
In addition to any rights Employee may have for breach of this Agreement, if Employer terminates this Agreement or the employment relationship for any reason other than just cause, upon termination Employee shall immediately be entitled to an amount equivalent to his then annual base salary, payment of all performance bonus amounts earned, and full vesting of all stock options offered to Employee in this Agreement and during the term of the employment relationship.

b.
If Employee resigns or is terminated for just cause, upon termination Employee shall immediately be entitled to an amount equivalent to one-half of his then annual base salary, payment of all performance bonus amounts earned, and any and all stock options which have vested at the time of the resignation/termination consistent with the terms of this Agreement.

5.	Employee Compensation and Benefits

a.
Employee’s initial compensation shall be $250,000 (Two Hundred Fifty Thousand United States Dollars) per year.  The annual salary will be paid in equal installments on a semi-monthly basis.  Both Employer and Employee acknowledge and agree that due to the Employer’s current limited financial condition, the amount of Employee’s annual salary is lower than the current market value for executive officers in Employee’s position.  It is agreed by the parties that as Employer’s financial condition improves, Employee’s annual salary will be increased.  The increased annual salary shall be effective upon written request of Employee for the increased salary and approval of the increase by the Employer’s Board of Directors, which approval will not be unreasonably withheld.

b.
Employee is entitled to receive a bonus for meeting specified performance standards.  These standards shall be established in writing by Employer within ninety (90) days of Employee’s execution of this Agreement.  The performance standards may contain both objective and subjective criteria that are mutually agreeable to the parties.  Once the performance standards are met, the performance bonus is earned and vested and may not be forfeited for any reason.

c.
For services to be rendered under this Agreement, Employer agrees that Employee is entitled to receive Six Million Nine Hundred Thousand (6,900,000) non-statutory stock options and receive from Employer fully paid and without assessment Six Million Nine Hundred Thousand (6,900,000) shares of common voting stock of the Employer upon payment of the purchase price of $0.345 for each share. The options shall have a term of 10 years from the date of grant. The number of shares issuable upon exercise of the options and the purchase price per share is subject to proportionate adjustment in the amount of stock splits, stock dividends, and similar events, as applicable.

i.	The parties understand and agree that the Six Million Nine Hundred Thousand (6,900,000) options shall be issued outside of the Company’s 2011 Equity Incentive Plan (EIP).

ii.	All stock options described herein are fully vested in Employee as follows.

1.	Ten percent (10%) of the stock options, in the amount of Six Hundred Ninety Thousand (690,000) options, fully vest immediately upon execution of this Agreement by Employee.

2.
The other ninety percent (90%) of the stock options, in the amount of Six Million Two Hundred Ten Thousand (6,210,000) options, fully vest in equal installments on a quarterly basis throughout the initial three (3) year term of this Agreement.  As such, Five Hundred Seventeen Thousand Five Hundred (517,500) stock options shall fully vest in Employee on the last day of January, April, July, and October of each year, commencing on January 31, 2012, until the entire Six Million Nine Hundred Thousand (6,900,000) options are fully vested in Employee.  The stock options contemplated in this §5.c.ii.2. are subject to Accelerated Vesting pursuant to the immediately following §5.c.ii.3.

3.
Any and all of the Six Million Nine Hundred Thousand (6,900,000) stock options contemplated by §5.c. of this Agreement not fully vested pursuant to §5.c.ii.1. and §5.c.ii.2 of this Agreement are subject to accelerated vesting, and Employer’s Board of Directors will timely take all necessary actions to effect such accelerated vesting, as follows:

(1)
Seventy Five Percent (75%) of any and all stock options contemplated by §5.c. of this Agreement not fully vested pursuant to §5.c.ii.1. and §5.c.ii.2. and §5.c.ii.3.(2) of this Agreement shall fully vest immediately upon the end of two consecutive quarters of EBITDA profitability pursuant to financial statements included in the Company’s Forms 10-Q, Form 10-K or similar reports duly submitted to the Securities and Exchange Commission (or pursuant to financial statements regularly generated by the Company if reports are not submitted to the Securities and Exchange Commission); and

(2)
At the discretion of Employer’s Board of Directors, up to One Hundred Percent (100%) of any and all stock options contemplated by §5.c. of this Agreement not fully vested pursuant to §5.c.ii.1. and §5.c.ii.2. and §5.c.ii.3.(1) of this Agreement shall fully vest immediately upon the execution of a strategic alliance or similar agreement establishing a meaningful relationship with a critical customer or major entity. Employee acknowledges that the actual percentage will be determined at sole discretion of Employer’s Board of Directors, and Employee is reliant upon their recognition that this condition is of such fundamental value to the Company to warrant such accelerated vesting.

iii.	All vested stock options survive the termination of this Agreement and/or the termination of the employment relationship.

d.
Effective immediately upon execution of this Agreement, Employee shall be entitled to three weeks of vested paid vacation which may be taken at any time in his reasonable discretion.  Thereafter, Employee shall be entitled to an additional three weeks of vested paid vacation each year on his anniversary date.  Vested paid vacation accrues from year to year and may not be forfeited for any reason whatsoever.

e.
All reasonable business expenses of Employee shall be reimbursed by Employer and Employer shall indemnify Employee as required by California Labor Code section 2802.  Upon written request, Employer will advance Employee reasonable amounts to cover anticipated business expenses.

f.
Unless specifically provided in this Agreement, Employee shall be entitled to all other employment benefits (including, without limitation, insurance benefits, retirement benefits, paid sick leave benefits, etc.) consistent with Employer’s generally applicable policies, procedures, and practices.

6.
Employer Property and Interests: Upon termination of employment, Employee is required to return to Employer all property of Employer including, but not limited to, all files, records, documents, drawings, specifications, lists, equipment, supplies, promotional materials, and similar items relating to the business of Employer.

a.
Employee agrees to hold in strict confidence, and not to use or disclose to others, either before or after termination of this Agreement, any technical or business information, manufacturing technique, process, experimental work, trade secret, or other confidential matter relating to the products, sales, research, or business activity of the Employer.

b.
During the term of this Agreement Employee will not undertake to perform any activity for any person, firm, or corporation that is directly competitive with the Employer, or that would be likely to result in decreased sales for the Employer.

c.
Employee recognizes as binding on him and will comply with government prescribed regulations related to the safeguarding of classified information and mandatory provisions of contacts between the Employer and the government relating to patent rights.

d.
Employee agrees not to solicit directly or indirectly the employment of Employer employees during the term of this Agreement and for a period of one year following the termination of this Agreement without written permission of Employer.

e.
All inventions conceived or developed by Employee during the term of this Agreement for the benefit of Employer shall remain the property of the Employer, provided, however, this provision shall not apply to any invention Employee develops entirely on his own time without using the Employer’s equipment, supplies, facilities, or trade secret information.

7.
Severability:  Employer and Employee agree that should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term or provision will be deemed not to be part of this Agreement.

8.
Integration:  This Agreement contains all the understandings and agreements between the parties concerning Employee’s employment and Employee acknowledges that no person who is either an agent or Employee of Employer may orally or by conduct modify, delete, vary, or contradict, the terms and conditions set forth herein.  Any modification or waiver of this Agreement must be expressly made in writing executed by the Employer.  This Agreement replaces any and all prior agreements between Employee and Employer related to Employee’s employment and any and all such prior Agreements are hereby canceled.

9.	Choice of Law. This Agreement shall be construed and governed by the laws of the State of California.

Date: January 9, 2012	/s/ Guy A. Archbold
Guy A. Archbold

RACKWISE, INC.

Date: January 9, 2012	By:	/s/ Steve Solodoff
Name: Steve Solodoff
Title: Interim Chief Financial Officer